Exhibit 99.1

                                  NEWS RELEASE

For Release:  For Immediate Release
Contact:      Ray Singleton
              (303) 296-3076

                 Basic Earth Updates Efforts on Texas Gulf Coast

Denver, Colorado, October 27, 2005 - Basic Earth Science Systems, Inc. (Basic or Company) (BSIC.OB) reported today that the PIDCO #2 was now selling gas at a rate of 500 MCF per day and producing 66 barrels of condensate per day with a flowing tubing pressure of 6,400 psi. Under the existing gas sales contract, initial production rates have been curtailed to 500 MCF by the gas purchaser for October because there had been no gas volume nomination. Given the high tubing pressures and previously reported test rates, we believe flow rates could easily be much higher. Also efforts are underway to enhance the well's surface equipment to capture more low pressure "flash gas" and recover volatile liquids from the gas stream. Management believes this will enhance the revenue stream by as much as 10%. Basic, the operator of the PIDCO #2, has a 12.77% working interest in the well and estimates expenditures to our interest to be $40,000 since June 30.

The Company previously reported it was drilling another 3-D "Bright Spot" prospect in Wharton County. The operator of the well has completed operations to cement off the lower portion of the well, has rigged down the well control equipment needed to accomplish this task and is proceeding ahead with plans to side-track the well. With this hurdle accomplished, Basic has further evaluated the current wellbore condition, the risk of further formation problems and an additional $125,000 minimum cost to re-drill to the target formation. Following this evaluation, Basic has elected to not participate in further drilling operations in this wellbore. Several other parties in the well have also chosen to opt out at this exit point. Basic had a 5% working interest and estimates to have incurred costs of approximately $275,000. The Company is still bullish on Yequa "3-D Bright Spot" prospects and intends to participate in future ventures in this area.

"Leaving the Yequa well behind was a difficult decision," commented Ray Singleton, president of Basic. "Already 175% over budget, we faced a difficult directional target and unknown, over-pressured formation difficulties out of a compromised wellbore. It was a recipe for further cost estimate overruns. We just have too many other places to deploy that kind of capital - at less risk -- this year. On the other hand, PIDCO #2 continues to impress us. Pressures are good and gas is already being sold. Over the next few weeks and months, we look forward to releasing to our shareholders what the next half of our fiscal year will bring. Widely ranging, from the Williston basin to the Gulf Coast, we hope to exceed not only last year's operational tempo and capital deployment, but also last year's impact to the Company's production and profitability."

Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin (in North Dakota and Montana), the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the Gulf Coast. Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC.OB.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "should," "may," "will," "anticipate," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 and the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.